Exhibit 99

For Immediate Release UniFirst Corporation 68 Jonspin Road Wilmington, MA 01887 Phone: 978- 658-8888
June 26, 2013	Fax: 978-988-0659
CONTACT: Steven S. Sintros, Vice President & CFO	Email: ssintros@UniFirst.com

UNIFIRST ANNOUNCES FISCAL 2013 THIRD QUARTER RESULTS

Wilmington, MA (June 26, 2013) -- UniFirst Corporation (NYSE: UNF) today announced results for its third fiscal quarter ended May 25, 2013. Revenues were $335.8 million, up 4.6% from $320.9 million in the year ago period. Net income was $28.7 million ($1.43 per diluted share), compared to $27.5 million ($1.37 per diluted share) reported in the year ago period. The results of the third quarter of fiscal 2012 included the positive effect of a settlement related to environmental litigation. The settlement resulted in a $6.7 million gain which was recorded as a reduction of selling and administrative expenses. Diluted earnings per share for the third quarter of fiscal 2012 adjusted to eliminate the effect of the gain were $1.16. Current quarter diluted earnings per share increased 23.3% compared to the adjusted earnings from a year ago.

Ronald D. Croatti, UniFirst President and Chief Executive Officer said, “We are very pleased with our results which continue to demonstrate our ability to grow our business and improve its profitability. Our strong operating results and solid financial condition also allow us to continue making investments in our infrastructure and technology that will improve our already high levels of customer service and satisfaction.”

Third quarter revenues in the Core Laundry Operations were $297.7 million, up 5.9% from those reported in the prior year’s third quarter. This segment’s income from operations increased 36.5% compared to the third quarter of fiscal 2012 when adjusted to exclude the impact of the $6.7 million gain referred to above. Operating margin for the quarter was 13.6% compared to an operating margin of 10.5% a year ago when adjusted to exclude the $6.7 million gain. Increased profitability in this segment was primarily the result of improved operating leverage that came with our revenue growth. Expenses related to merchandise, payroll and energy were lower as a percentage of revenue compared to the prior year. In addition, comparisons were positively impacted by expenses incurred in the third quarter of fiscal 2012 related to the Company’s initiative to update its CRM computer systems.

Revenues for the Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations, were $26.3 million, down 10.0% from $29.3 million in the third quarter of fiscal 2012. This segment had income from operations for the quarter of $3.6 million, down from $5.0 million in the same quarter a year ago. The decline in revenue and profits was due primarily to the absence of revenues from two large power reactor rebuild projects that ended in the fourth quarter of fiscal 2012 as well as a lighter than expected spring outage season.

UniFirst continues to maintain a solid balance sheet and financial position. Cash and cash equivalents at the end of the quarter totaled $175.6 million, up from $120.1 million at the end of fiscal 2012. Cash provided by operating activities for the first nine months of the year was $139.5 million, up 30.6% compared to $106.8 million for the first nine months of fiscal 2012. The improved cash flows were primarily the result of higher earnings as well as lower cash outflows related to working capital. At the end of the quarter, total debt was $110.9 million, or 10.1% of total capital.

Outlook

Mr. Croatti continued, “We continue to expect full year revenues to be between $1.344 billion and $1.354 billion. Due to the weaker than expected third quarter results from our Specialty Garments segment as well as the fourth quarter outlook for this segment, we are reducing and narrowing our full year profit guidance to a range of $5.60 per share to $5.70 per share from the previously communicated $5.65 per share to $5.80 per share. As a reminder, our guidance includes one extra week of operations in our fiscal fourth quarter.”

Conference Call Information

UniFirst will hold a conference call today at 10:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

UniFirst Corporation is one of the largest providers of workplace uniforms, protective clothing, and facility services products in North America. The Company employs approximately 11,000 Team Partners who serve more than 240,000 customer locations in 45 U.S. states, Canada, and Europe from over 200 customer service, distribution, and manufacturing facilities. UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index.

Forward Looking Statements

This public announcement may contain forward looking statements that reflect the Company’s current views with respect to future events and financial performance. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, any adverse outcome of pending or future contingencies or claims, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the effect of currency fluctuations on our results of operations and financial condition, our dependence on third parties to supply us with raw materials, any loss of key management or other personnel, increased costs as a result of any future changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of adverse economic conditions and the current tight credit markets on our customers and such customers’ workforce, the level and duration of workforce reductions by our customers, the continuing increase in domestic healthcare costs, demand and prices for our products and services, rampant criminal activity and instability in Mexico where our principal garment manufacturing plants are located, our ability to properly and efficiently design, construct, implement and operate our new CRM computer system, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission, New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions and other factors described under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 25, 2012 and in other filings with the Securities and Exchange Commission. When used in this public announcement, the words “anticipate,” “optimistic,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements. The Company undertakes no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries

Consolidated Statements of Income

	Thirteen weeks ended		Thirty-nine weeks ended
	May 25,	May 26,	May 25,	May 26,
(In thousands, except per share data)	2013 (2)	2012 (2)	2013 (2)	2012 (2)

Revenues	$335,764	$320,931	$1,002,639	$943,915

Operating expenses:
Cost of revenues (1)	208,066	202,433	618,038	599,009
Selling and administrative expenses (1)	64,786	59,108	194,891	179,429
Depreciation and amortization	17,115	16,718	51,065	49,615
Total operating expenses	289,967	278,259	863,994	828,053

Income from operations	45,797	42,672	138,645	115,862

Other (income) expense:
Interest expense	464	511	1,324	1,639
Interest income	(781)	(656)	(2,472)	(2,036)
Exchange rate loss	283	457	321	1,028
Total other (income) expense	(34)	312	(827)	631

Income before income taxes	45,831	42,360	139,472	115,231
Provision for income taxes	17,109	14,901	53,348	42,774

Net income	$28,722	$27,459	$86,124	$72,457

Income per share – Basic
Common Stock	$1.51	$1.45	$4.53	$3.83
Class B Common Stock	$1.21	$1.16	$3.63	$3.06

Income per share – Diluted
Common Stock	$1.43	$1.37	$4.29	$3.63

Income allocated to – Basic
Common Stock	$22,638	$21,587	$67,793	$59,926
Class B Common Stock	$5,647	$5,381	$16,880	$14,214

Income allocated to – Diluted
Common Stock	$28,307	$26,993	$84,747	$71,205

Weighted average number of shares outstanding – Basic
Common Stock	14,993	14,905	14,960	14,872
Class B Common Stock	4,675	4,644	4,656	4,642

Weighted average number of shares outstanding – Diluted
Common Stock	19,820	19,646	19,751	19,600

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets

(2) Unaudited

UniFirst Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	May 25, 2013 (1)	August 25, 2012
Assets
Current assets:
Cash and cash equivalents	$175,591	$120,123
Receivables, net	147,170	135,327
Inventories	72,355	75,420
Rental merchandise in service	133,741	138,284
Prepaid and deferred income taxes	12,813	12,785
Prepaid expenses	9,565	5,741

Total current assets	551,235	487,680

Property, plant and equipment:
Land, buildings and leasehold improvements	373,530	355,568
Machinery and equipment	461,576	425,274
Motor vehicles	153,411	141,370

Total property, plant and equipment	988,517	922,212
Less - accumulated depreciation	539,994	510,008
Total property, plant and equipment, net	448,523	412,204

Goodwill	288,620	288,137
Customer contracts and other intangible assets, net	43,976	50,531
Other assets	2,428	1,982

Total assets	$1,334,782	$1,240,534

Liabilities and shareholders' equity
Current liabilities:
Loans payable and current maturities of long-term debt	$110,716	$6,831
Accounts payable	55,531	52,340
Accrued liabilities	85,641	78,174
Accrued income taxes	1,462	8,180

Total current liabilities	253,350	145,525

Long-term liabilities:
Long-term debt, net of current maturities	155	100,155
Accrued liabilities	44,933	43,420
Accrued and deferred income taxes	54,488	54,509

Total long-term liabilities	99,576	198,084

Shareholders' equity:
Common Stock	1,512	1,506
Class B Common Stock	487	488
Capital surplus	47,449	42,984
Retained earnings	928,661	844,676
Accumulated other comprehensive income	3,747	7,271

Total shareholders' equity	981,856	896,925

Total liabilities and shareholders’ equity	$1,334,782	$1,240,534

(1) Unaudited

UniFirst Corporation and Subsidiaries

Detail of Operating Results

Revenues

	Thirteen weeks ended
	May 25,	May 26,	Dollar	Percent
(In thousands, except percentages)	2013 (1)	2012 (1)	Change	Change

Core Laundry Operations	$297,729	$281,141	$16,588	5.9%
Specialty Garments	26,327	29,263	(2,936)	-10.0
First Aid	11,708	10,527	1,181	11.2
Consolidated total	$335,764	$320,931	$14,833	4.6%

	Thirty-nine weeks ended
	May 25,	May 26,	Dollar	Percent
(In thousands, except percentages)	2013 (1)	2012 (1)	Change	Change

Core Laundry Operations	$893,918	$830,661	$63,257	7.6%
Specialty Garments	76,804	83,032	(6,228)	-7.5
First Aid	31,917	30,222	1,695	5.6
Consolidated total	$1,002,639	$943,915	$58,724	6.2%

Income from Operations

	Thirteen weeks ended
	May 25,	May 26,	Dollar	Percent
(In thousands, except percentages)	2013 (1)	2012 (1)	Change	Change

Core Laundry Operations	$40,356	$36,275	$4,081	11.3%
Specialty Garments	3,576	5,033	(1,457)	-29.0
First Aid	1,865	1,364	501	36.7
Consolidated total	$45,797	$42,672	$3,125	7.3%

	Thirty-nine weeks ended
	May 25,	May 26,	Dollar	Percent
(In thousands, except percentages)	2013 (1)	2012 (1)	Change	Change

Core Laundry Operations	$125,211	$98,706	$26,505	26.9%
Specialty Garments	9,555	14,175	(4,620)	-32.6
First Aid	3,879	2,981	898	30.1
Consolidated total	$138,645	$115,862	$22,783	19.7%

(1) Unaudited

UniFirst Corporation and Subsidiaries

Consolidated Statements of Cash Flows

Thirty-nine weeks ended (In thousands)	May 25, 2013 (1)	May 26, 2012 (1)
Cash flows from operating activities:
Net income	$86,124	$72,457
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	43,718	41,644
Amortization of intangible assets	7,347	7,971
Amortization of deferred financing costs	178	178
Share-based compensation	5,051	5,202
Accretion on environmental contingencies	407	474
Accretion on asset retirement obligations	497	473
Deferred income taxes	79	362
Changes in assets and liabilities, net of acquisitions:
Receivables	(12,099)	(12,985)
Inventories	3,070	(320)
Rental merchandise in service	4,332	(14,475)
Prepaid expenses	(3,824)	(4,870)
Accounts payable	3,279	2,629
Accrued liabilities	8,255	2,411
Prepaid and accrued income taxes	(6,914)	5,666
Net cash provided by operating activities	139,500	106,817

Cash flows from investing activities:
Acquisition of businesses	(1,953)	–
Capital expenditures	(81,087)	(59,325)
Other	(185)	(436)
Net cash used in investing activities	(83,225)	(59,761)

Cash flows from financing activities:
Proceeds from loans payable and long-term obligations	4,102	40,410
Payments on loans payable and long-term obligations	(22)	(55,845)
Proceeds from exercise of Common Stock options	2,750	2,000
Taxes withheld and paid related to net share settlement of equity awards	(3,332)	–
Payment of cash dividends	(2,138)	(2,129)
Net cash provided by (used in) financing activities	1,360	(15,564)

Effect of exchange rate changes	(2,167)	(1,483)

Net increase in cash and cash equivalents	55,468	30,009
Cash and cash equivalents at beginning of period	120,123	48,812

Cash and cash equivalents at end of period	$175,591	$78,821

(1) Unaudited